EQUITY PURCHASE AGREEMENT

by and among

HEILONGJIANG MOVEUP FOOD CO., LTD.

and

HUNAN MULIN MODERN FOOD COMPANY, LTD.

CHEN YUANRONG

and

AUSNUTRIA DAIRY (HUNAN) COMPANY LTD.

Dated as of October 25, 2007

EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated as of October 25, 2007 (this “Agreement”), is by and among:

1.  Heilongjiang Moveup Food Co., Ltd. (the “Purchaser”), a company duly organized under the laws of the People’s Republic of China (“PRC” or “China”) with the registered address at 1 Qingxiang Street, Kedong Town, Kedong County, Qiqihaer City, Heilongjiang Province, China, its legal representative is Liu Shenghui (Chairman of the board of directors), a PRC citizen;

2. AUSNUTRIA DAIRY (HUNAN) COMPANY LTD. (the “Company”), a Sino-foreign equity joint venture duly organized under the PRC laws with its registered address at 2 Hexi Wangwang East Rd, Changsha, Hunan Province, China, its legal representative is Yan Weibin (Chairman of the board of directors), a PRC citizen;

3. HUNAN MULIN MODERN FOOD COMPANY, LTD. (the “Domestic Shareholder”), a limited liability company organized and existing under the PRC laws with its registered address at Hi-tech Food Industry Park, Gaotang Hill, Hunan Province, China, its legal representative is Wu Xinxing (Chairman of the board of directors), a PRC citizen; and

4. CHEN YUANRONG (the “Management Shareholder”), a PRC citizen with PRC identification card number 432627195909267514 and address at 9#/F, Xindaxin Building #168 Huangxing Middle Road, Changsha, Hunan Province, China.

Each of Domestic Shareholder and Management Shareholder is referred to herein individually as a “Seller”, and collectively as the “Sellers”). Each of Purchaser, the Company and Shareholders shall be referred to in this Agreement as a “Party”, collectively “Parties.”

W I T N E S S E T H:

WHEREAS, the Sellers own legally and beneficially all of the share capital of the Company as more specifically set forth in Schedule I attached hereto (“Equity Interests”); and

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Equity Interests for the Consideration and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in [Changsha] are open to the public for conducting business and are not required or authorized to close.

“CIETAC” means China International Economic and Trade Arbitration Commission.

“Contract” means any written contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license.

“Employees” shall mean the natural persons who provide or has provided labor services to the Company, including any natural person who, according to applicable Law, may be deemed as having a de facto labor relationship with the Company, though the Company has not signed the written labor contract with or directly paid compensation to or paid statutory social insurance contributions for him/her.

“Environmental Costs and Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of violation of any Environmental Law or Environmental Permit.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, and the regulations promulgated pursuant thereto.

“Environmental Permit” shall mean, with respect to any Person, any Permit required by Environmental Laws for the operation of such Person or any of its Subsidiaries, including to any Permit issued by the environmental protection agency of the PRC (or its local counterparts) with respect to such Person or any of its Subsidiaries.

“Escrow Amount” shall mean the amount of RMB 70,000,000.00 deposited in the escrow account set up pursuant to an escrow agreement among Domestic Shareholder, Purchaser, the Company and China Merchants Bank, Changsha Branch and the interest accrued therein.

“GAAP” means the Accounting Standards for Business Enterprises and other relevant accounting regulations, as amended, applicable to the Company issued by the Ministry of Finance of the PRC as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether central, provincial, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of the type referred to in clauses (i) and (ii) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1(a).

“Law” means any foreign, central government, provincial government or local law, statute, code, ordinance, rule or regulation.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) and including all costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Company or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

“MOFCOM” means the Ministry of Commerce of the PRC or its local counterparts.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Company.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions”  means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in land-use rights agreements; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which would not result in a Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PRC” means the People’s Republic of China, which for purposes of this Agreement does not include the Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“SAIC” means the State Administration for Industry and Commerce of the PRC and its local counterparts.

“Shareholders” means Domestic Shareholder, and Management Shareholder.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i).

“Tax Authority” means any Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Seller, any of the Subsidiaries, or any of their Affiliates.

“Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company.

1.2 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Currency. Any reference in this Agreement to RMB shall mean the lawful currency of the PRC. Any reference in this Agreement to US$ or Dollar shall mean the lawful currency of the United States of America. Any reference in this Agreement to Euro shall mean the lawful currency of the European Union.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article” or “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF EQUITY INTERESTS, CONSIDERATION; CLOSING

2.1 Sale and Purchase of Equity Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, Sellers agree to sell to Purchaser, free and clear of any and all Liens, and Purchaser agrees to purchase from Sellers, the Equity Interests.

2.2 Consideration.

(a) The aggregate consideration to be paid by Purchaser to Sellers for the Equity Interests shall be an amount equal to RMB206,500,00 (the “Cash Consideration”) of which the Domestic Shareholder shall transfer 43% equity interests of the Company, free of any lien, to the Purchaser and receive RMB150,500,000, and the Management Shareholder shall transfer 32% equity interests of the Company, free of any lien, to the Purchaser and receive RMB56,000,000 .

(b) Unless otherwise agreed in writing by the Parties, the Cash Consideration represents the gross cash amount (including taxes) to be paid by Purchaser to Sellers; Sellers will be responsible for clearing all their own tax liabilities and filing obligations related to the transaction hereunder and all the Parties acknowledge that Purchaser has no responsibility for any of such taxes and related costs of the Sellers, including any transfer taxes imposed on Sellers.

(c) Purchaser agrees to pay such Cash Consideration as the consideration for the Equity Interests on the express basis that it shall obtain from Sellers 75% of the ownership of the Company and so that Purchaser has control over the Company.

2.3 Transaction Steps. All Parties agree that the equity transfer transaction steps under this Agreement shall be as follows:

(a) This Agreement shall be signed by all Parties;

(b) Each Seller shall inform Purchaser of the bank account information.

(c) The Parties shall jointly apply to MOFCOM’s local office, Changsha Bureau of Commerce, and obtain the Amended Certificate of Approval;

(d) Within three (3) Business Days of receipt of the Amended Certificate of Approval, Purchaser shall pay to Sellers the Cash Consideration in full;

(e) The Parties shall take the actions to satisfy the conditions precedent set forth in Article VII; and

(f) The Parties shall deliver the closing documents in accordance with Section 2.6. .

2.4 Payment Confirmation. Upon receipt of the Cash Consideration by each of Sellers, such Seller shall provide Purchaser, on the same day of such receipt, with a written acknowledgement thereof in the form and substance as set forth in Exhibit A (“Payment Acknowledgement”). Such Payment Acknowledgements or Purchaser’s wire transfer receipts shall constitute the final and conclusive evidence of the completion of Purchaser’s payment obligations of Cash Consideration under this Agreement.

2.5. Closing Place/Date. The consummation of the sale and purchase of the Equity Interests provided in Section 2.1 hereof (the “Closing”) shall take place at Suite 701, CBD International Plaza, No. 16 Yong’andongli, Jianguomen Avenue, Beijing, PRC (or at such other place as the Parties may designate in writing). The date of Closing (the “Closing Date”) shall be the third Business Day after the date by which Purchaser and Sellers jointly obtain the Company’s amended certificate of approval showing Purchaser as the holder of 75% Equity Interests (the “Amended Certificate of Approval”) and the amended business license and the restated articles of association from the SAIC showing the shareholders of the Company have been changed (the “Amended Business License”) and that all the conditions precedent set forth in Article VII are fully satisfied or waived. After confirming that the aforesaid conditions have been fully satisfied or waived and obtaining the Amended Business License and the restated articles of association, Sellers and the Company shall jointly execute a closing certificate in the form as set out in Exhibit B hereto (the “Closing Certificate”).

2.5 Deliveries on the Closing Date. On the Closing Date and prior to the execution of the Closing Certificate, Sellers shall deliver or cause the Company to deliver, as applicable, to Purchaser the items as listed in Exhibit C.

2.7 Rights and Liabilities. After the transfer of the 75% Equity Interests, the Company shall continue assuming its existing rights and liabilities, and the Sellers will not take on any such rights or liabilities.

ARTICLE III

SELLERS’ REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Sellers hereby represent, severally and not jointly, to Purchaser as of the Effective Date and as of the Closing Date that:

3.1 Organization and Good Standing. The Domestic Shareholder is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its registration. Management Shareholder is an individual with good civil capability. Each Seller has all requisite power and authority to own, lease and operate its properties and to carry on its business.

3.2 Execution, Authorization and Validity. Each Seller has full legal power and authorization to execute and deliver this Agreement and each other agreement, document, or instrument or certificate to be delivered by such Seller as contemplated by this Agreement or to be executed by such Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Seller Documents have been duly and validly executed and delivered by each Seller and, assuming due authorization, execution and delivery by the Purchaser, constitute a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms.

3.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by each Seller of this Agreement or Seller Document, the consummation of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract, or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (ii) any Order of any Governmental Body applicable to such Seller or by which any of the properties or assets of such Sellers are bound; or (iii) any applicable Law, except in each case where such Contracts, Orders or applicable Law are adopted or otherwise take effect after the Closing or where such violation or default arises from actions or omissions by any Person other than such Seller.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of each Seller in connection with the execution and delivery of this Agreement, the Seller Documents, the compliance by such Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for consents set forth in Schedule 3.3(b).

3.4 Ownership and Transfer of Equity Interests. Sellers are the true and lawful owners of the Equity Interests, free and clear of any Liens. Sellers have the right and capacity to sell, transfer, assign and deliver such Equity Interests as provided in this Agreement, and such delivery will convey to Purchaser the good and marketable Equity Interests, free and clear of any Liens.

3.5 Litigation. Except as set forth in Schedule 3.5, there is no Legal Proceeding pending or threatened against Sellers or to which Sellers are otherwise parties relating to this Agreement, Seller Document or the transactions contemplated hereby or thereby.

3.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

ARTICLE IV

SELLERS’ REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Sellers hereby represent, severally and not jointly, to Purchaser as of the Effective Date and as of the Closing Date that

4.1 Organization and Good Standing. The Company is a limited liability company duly organized in substance and procedure in accordance with the laws of the PRC, validly existing and in good standing under the laws of the PRC and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.

4.2 Authorization of Agreement. The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each agreement, document, or instrument or certificate to be delivered by the Company as contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations under this Agreement and the Company Documents and to consummate the transactions contemplated hereby and thereby. The Company has taken all required actions to authorize and approve the execution, delivery and performance of this Agreement and each of the Company Documents and the consummation of the transactions contemplated hereby and thereby.

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company under, any provision of (i) the articles of association or comparable organizational documents of the Company; (ii) any Contract, or Permit to which the Company is a party or by which any of the properties or assets of the Company is bound; (iii) any Order applicable to the Company or any of its properties or assets; or (iv) any applicable Law, except in each case where such organizational documents, Contracts, Permits, Orders or applicable Law are adopted or otherwise take effect after the Closing or where such violation or default arises from actions or omissions by any Person other than the Company or Sellers.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with (i) the execution and delivery of this Agreement and the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company, except for consents set forth in Schedule 4.3(b).

4.4 Capitalization.

(a) The registered capital with respect to all of the Equity Interests in the Company have been fully paid up. Such Equity Interests were issued to Sellers not in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the Equity Interests in the Company are owned of record by the shareholders of the Company.

(b) The Equity Interests represents 75% of the ownership interest in the Company. There is no existing option, warrant, call, pre-emptive rights, rights of first refusal, other purchase rights or Contract to which Sellers or the Company are parties requiring, and there are no other Contracts or securities of the Company outstanding which would require sale of, or be convertible into or exchangeable for, or evidence ownership of the right to purchase Equity Interests or any part thereof. There are no obligations, contingent or otherwise, of the Company to (i) repurchase any Equity Interests, (ii) declare dividends or pay any declared but unpaid dividends on its Equity Interests, or (iii) pledge or create Liens or other encumbrances on or otherwise dispose of the Equity Interests with respect to the obligations of any Person. There is no outstanding profit participation or similar rights with respect to the Company. There are no bonds, notes or other indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which equity holders of the Company may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or Sellers is a party or is bound with respect to the voting or consent of any Equity Interests.

4.5 Subsidiaries. The Company has no Subsidiary or branch.

4.6 Corporate Records.

(a) The Company has delivered to Purchaser true, correct, current and complete copies of its business license and articles of association (each certified in writing by the authorized representative of the Company as true, correct, current and complete copies thereof with the official seal of the Company affixed thereto) or comparable organizational documents of the Company in each case as amended and in effect on the due date hereof, including all amendments thereto.

(b) The meeting resolutions of the Company previously made available to Purchaser and kept at the Company after the Closing Date contain all of the resolutions made by the Company a and such resolutions are true, correct and complete and accurately reflect all other requisite actions of the equity holders and board of directors of the Company.

4.7 Financial Statements.

(a) The Company has delivered to Purchaser complete and accurate copies of (i) the financial statements and reports of the Company for the year of 2004, 2005 and 2006 that were filed with Changsha SAIC, and (ii) the unaudited financial statements for the first two quarters of 2007 (collectively, the “Financial Statements”). The Financial Statements with adjustment mutually agreed by Sellers and Purchaser present fairly in all material respects the financial position, results of operations and cash flows as at the dates and for the periods indicated therein. The Company has maintained all financial statements and records for those periods of times and as required by applicable Law, except where failure to do so could not be expected to cause any Material Adverse Effect. The adjusted balance sheet of the Company dated as of July 19, 2007 is referred to herein as the “Base Date Balance Sheet”. July 19, 2007 is referred to herein as the “Reference Date”.

(b) All books, records and accounts of the Company and its Affiliates are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Law. The Company and its Affiliates maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with accounting principles and methods consistently applied by the Company and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) All of the Financial Statements have been prepared from, are in accordance with and accurately reflect the books and records of the Company and its Affiliates. The reports of the Company’s independent auditors regarding the financial statements have not been withdrawn, supplemented or modified, and the Company has received no communication from its independent auditors concerning any such withdrawal, supplement or modification. Sellers have provided to Purchaser copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal controls, and all responses to such letters from management (if any), whether the same are issued to Sellers or any Person acting on their behalf.

(d) The Company’s senior managers have disclosed, based on their most recent evaluation, to the Company’s independent auditors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s independent auditors any material weaknesses (if any) in internal controls and (ii) any fraud, whether or not material (if any), that involves management or other Employees who have a significant role in the Company’s internal controls.

(e) The Company has established and maintains disclosure controls and procedures; such disclosure controls and procedures are designed to ensure that material information relating to the Company, is made known to the Company’s principal executive officer and its principal officer of the financial department by others within the Company; and, to the Knowledge of the Company and Sellers, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal officer of the financial department to material information.

(f) As of the Closing, the Liabilities of the Company consists of only (i) bank loans, (ii) advance from customers, (iii) notes payables, (iv) trading payables, (v) tax payables in the Ordinary Course of Business, excluding any penalty or similar tax liabilities, and (vi) other trading related liabilities and accruals.

4.8 No Undisclosed Liabilities. The Company does not have any Indebtedness or Liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) other than those (i) specifically reflected on and fully reserved against in the Base Date Balance Sheet or (ii) incurred in the Ordinary Course of Business since the Reference Date and that are immaterial to the Company (for the avoidance of doubt, incurring any bank loan or other long-term liabilities shall not be deemed as within the Ordinary Course of Business).

4.9 Absence of Certain Specific Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Reference Date (a) the Company has conducted their business and maintained their organizations, operation and goodwill only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

4.10 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company and any of its Affiliates have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects; and (ii) all Taxes payable by or on behalf of each of the Company and any consolidated group of which the Company is or was a member have been fully and timely paid.

(b) The Company has complied in all respects with all applicable Law relating to the payment and withholding of Taxes (including the Employees’ individual income taxes which are withheld and paid by the Company on behalf of the Employees) and has duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all applicable Law.

(c) Purchaser has received complete copies of: (i) all PRC central government, provincial government, and local Tax Returns of the Company relating to the taxable periods since December 31, 2004; and (ii) appropriate documentation from the applicable Tax Authority evidencing the tax-exempt status of Company, if there is any. All Tax Returns filed by or on behalf of the Company have been examined by the relevant Tax Authority.

(d) Schedule 4.10(d) lists (i) all material types of Taxes paid, and all types of Tax Returns filed by or on behalf of Company, and (ii) all of the Governmental Bodies that impose such Taxes or with respect to which the Company has a duty to file such Tax Returns. No claim has been made by a Tax Authority where the Company does not file Tax Returns such that it is or may be subject to that taxation.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns of, or including, the Company have been fully paid, and there are no other audits or investigations by any Tax Authority in progress, nor have Sellers, or the Company received any notice from any Tax Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Tax Authority in any prior examination of the Company which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(f) Neither the Company nor any other Person on its behalf has (i) any application pending with any Tax Authority requesting permission for any changes in accounting methods that relate to the Company, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) The Company is not a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(h) There are no Liens as a result of any unpaid Taxes upon any of the assets, properties or inventories of the Company.

(i) The Company has never been a member of any consolidated, combined or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent.

(j) The Company has never had a permanent establishment in any country other than the PRC, and has never engaged in a trade or business in any country other than the PRC.

(k) There is no taxable income of the Company that will be required under applicable tax Law to be reported by the Purchaser or any of its Affiliates, including the Company, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income arising) prior to the Closing Date, save as specifically stated in writing by Sellers prior to the Closing Date.

(l) The Company has not received any official notification from any Tax Authority within three (3) years prior to Closing threatening a material change to the Company, other than those which affect all taxpayers in the same industry.

(m) The Company does not receive any tax refunds, credits, benefits, deductions, exemptions or otherwise from any of PRC Tax Authority which is not in compliance with applicable Law.

(n) The Company has not changed its residence for tax purpose or its accounting reference date or the accounting procedures or principles by reference to which its accounts are drawn up; or, except as required by applicable Law or the condition imposed by any Tax Authority, make any tax election, adopt or change any accounting method for tax purposes, file any amended Tax Return or report, consent to or enter into any closing agreement or similar agreement with any Tax Authority, consent to or settle or compromise any tax claim or assessment or take any position inconsistent with any past practice on any Tax Return or report.

4.11 Real Property.

(a) Schedule 4.11(a) sets forth a complete list of (i) all real property which is occupied by the Company as of the date of this Agreement (including any real property which the Company has acquired ownership (if applicable) or right to use thereof (individually, an “Occupied Property” and collectively, the “Occupied Properties”); the Occupied Property shall be transferred to the Company, by any means, after the Purchaser pays the Advance Payment, which shall be one of the conditions precedent to Purchaser’s obligations of closing; (ii) all real property and interests in real property leased by the Company (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Occupied Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company has good and marketable right to all Occupied Properties, free and clear of all Liens of any nature whatsoever, except those Liens set forth on Schedule 4.11(a). The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and which are necessary for the continued operation of the business of the Company as the business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current and contemplated uses. None of the improvements located on the Company Properties constitute a non-conforming use or otherwise require any special dispensation, variance or special permit under any applicable Law. The Company has delivered to Purchaser true, correct and complete copies of (i) all documentations concerning their rights to the Occupied Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Company Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 4.11(a).

(b) the Company, as applicable, has a valid, binding and enforceable leasehold interest under each of the leased Company Property under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of such Company Property is in full force and effect. the Company is not in default under any contracts relating to Company Property, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the lapse of time, or both, would result in such a default. The Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the contracts relating to the Company Property and, to the Knowledge of the Company and Sellers, no other party is in default thereof, and no party to any of such contracts has exercised any termination rights with respect thereto.

(c) The Company has all certificates and Permits necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

(d) There does not exist any actual or, to the Knowledge of the Company and Sellers, threatened or contemplated condemnation or eminent domain proceedings that affect the Company Property or any part thereof, and none of the Company or Sellers has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

(e) None of Sellers or the Company has received any notice from any insurance company that has issued a policy with respect to the Company Property requiring performance of any structural or other repairs or alterations to such property.

(f) The Company does not own, hold, or is not obligated under or is a party to, any contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(g) The Company has not entered into any non arm-length transaction relating to any real property, including Company Property, within three (3) years prior to the Closing, other than as set forth in Schedule 4.11(g).

4.12 Tangible Personal Property.

(a) The Company has good and marketable title or right to use all of the items of tangible personal property used in its business (except as sold or disposed of in the Ordinary Course of Business not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Schedule 4.12(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of RMB 75,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company are bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) The Company has a valid and enforceable leasehold interest under each of the Personal Property Leases under which they are lessees. Each of the Personal Property Leases is in full force and effect and the Company has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Personal Property Leases and, to the Knowledge of Company and Sellers, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.13 Intellectual Property.

(a) Schedule 4.13(a) sets forth an accurate and complete list of all the Intellectual Property owned or used by the Company and Schedule 4.13(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed (if applicable). For purpose of this Agreement, “Intellectual Property” shall mean all intellectual property rights owned, licensed to or used by the Company arising from or in respect of the following, whether protected, created or arising under the laws of the PRC or any other jurisdiction: (i) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, registered or unregistered, and all applications, registrations and renewals thereof, (collectively, “Marks”), (ii) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under applicable Law (collectively, “Patents”) (iii) registered or unregistered copyrights and registrations and applications therefor (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulas, inventions, compositions, industrial production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company (collectively, “Trade Secrets”), and (v) all Software and Technology of the Company. “Intellectual Property Licenses” shall mean (i) any grant by the Company to another Person of any right to use any of the Intellectual Property, and (ii) any grant by another Person to the Company of a right to use such Person’s intellectual property rights included in the Intellectual Property of the Company.

(b) Except as disclosed in Schedule 4.13(b), the Company owns all right, title and interest in and to all Intellectual Property required to be set forth on Schedule 4.13(a). All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection therewith have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the PRC [or foreign jurisdictions, as the case may be,] for the purposes of maintaining such registered Intellectual Property in full force and effect. Except as set forth in Schedule 4.13(b), there are, as of the date of this Agreement, no filings, payments or similar actions that must be taken by the Company within 120 days following the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

(c) Except as set forth on Schedule 4.13(c), the Company is the sole and exclusive owner of all right, title and interest in and to, or have valid and continuing rights to use, sell and license, all Software, Technology and other Intellectual Property used in the conduct of the business and operations of the Company as presently conducted and as currently proposed to be conducted, free and clear of all Liens or obligations to others. The Software, Technology or other Intellectual Property owned, used, licensed, practiced or otherwise commercially exploited by the Company and the Company’s present and currently proposed business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Marks, Copyright, Trade Secret, Patent or other similar right, of any Person. The Intellectual Property owned or used by or licensed to the Company includes all of the intellectual property rights used by the Company to conduct its business in the manner in which such business is currently being conducted and as currently contemplated to be conducted.

(d) Except with respect to licenses of Software (i) distributed as “freeware” or (ii) distributed via Internet access without charge and for use without charge, Schedule 4.13(d) sets forth a list, complete and accurate as of the date of this Agreement, of all agreements pursuant to which the Company licenses in or otherwise is authorized to use all Software, Technology and other Intellectual Property used in the conduct of the business and operations of the Company as presently conducted and as currently contemplated to be conducted. The Company has delivered to Purchaser correct, complete and current copies of all such agreements. Except pursuant to the agreements described in clause (i) above or identified on Schedule 4.13(d), the Company is not required, obligated, or under any liability whatsoever to make any payments by way of royalties, fees or other payments described in the applicable agreements, to any third party with respect to any Software, Technology and other Intellectual Property used in the conduct the business and operations of the Company as presently conducted.

(e) Except as set forth on Schedule 4.13(e), neither the execution of this Agreement or Company Documents, the consummation of the transactions contemplated hereby or thereby, nor the conduct of the business and operations of the Company as presently conducted and as currently proposed to be conducted will result in: (i) the Company granting to any third party any right to Intellectual Property owned by, or licensed to, the Company, or (ii) the Company being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business. Following the Closing, the Company will have the right to exercise all of its current rights under agreements granting rights to the Company with respect to Software, Technology and other Intellectual Property of a third party to the same extent and in the same manner it would have been able to had the transactions contemplated by this Agreement not occurred, and without the payment of any additional consideration as a result of such transaction and without the necessity of any third party consent as a result of such transaction.

(f) Schedule 4.13(f) sets forth a complete and accurate list of all Contracts to which the Company is a party (i) granting any Intellectual Property Licenses, (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. The Company has delivered to Purchaser true, correct and complete copies of each Contract set forth on Schedule 4.13(f), together with all amendments, modifications or supplements thereto.

(g) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company, enforceable against the parties thereto in accordance with its terms. The Company is not in default under any Intellectual Property License, nor, to the Knowledge of the Company and Sellers, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Intellectual Property Licenses including Sellers (and other than the Company) has the right to use the Marks on products identical or similar to those sold in connection with the business as presently conducted or as presently proposed to be conducted by the Company after the Closing. No party to any of the Intellectual Property Licenses has provided notice that it intends to exercise or has exercised any termination rights with respect thereto.

(h) No Trade Secret of the Company has been authorized to be disclosed or has been actually disclosed by the Company to any of its Employee or any third party other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property consistent with customary practices in the industry in which the Company operates. The Company has taken appropriate security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company, which measures are consistent with customary practices in the industry in which the Company operates, and including any program required by applicable Law in respect of designating and preventing the disclosure of Trade Secrets.

(i) Schedule 4.13(i) sets forth a complete and accurate list of (i) all Software and computer hardware (other than “off the shelf” Software or hardware that is generally commercially available) that is owned exclusively by, or is used in the business of, the Company and (ii) all Software and computer hardware (other than “off the shelf” Software or hardware that is generally commercially available) that is not exclusively owned by the Company or is used in the business of the Company. After the Closing, (x) all Software and computer hardware (other than “off the shelf” Software hardware that is generally commercially available) currently owned exclusively by the Company will continue to be owned exclusively by the Company, (y) the Company will have the same continuing rights to use all Software and computer hardware (other than “off the shelf” Software or hardware that is generally commercially available) that is not currently exclusively owned by the Company and is currently used in the business as they did before the Closing, and (z) the Software and computer hardware currently owned exclusively by the Company are sufficient for the conduct of the business the Company as presently conducted and as proposed to be conducted.

(j) Except as disclosed in Schedule 4.13(j), as of the date hereof, the Company is not the subject of any pending or, to the Knowledge of the Company and Sellers, any threatened Legal Proceeding which involves a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or challenging the ownership, use, validity or enforceability of any Intellectual Property. The Company has not received notice of any such threatened claim and, to the Knowledge of the Company and Sellers, there are no facts or circumstances that would form the basis for any claim of infringement, unauthorized use, misappropriation or violation of any intellectual property rights by any Person against the Company, or challenging the ownership, use, validity or enforceability of any Intellectual Property.

(k) All of the Intellectual Property owned by the Company is valid and enforceable. Except as disclosed in Schedule 4.13(k), to the Knowledge of the Company and Sellers, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company, and no such claims have been made against any Person by the Company.

(l) There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

(m) The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of Purchaser’s right to own or use any of the Intellectual Property.

(n) No present or former Employee has any right, title, or interest, directly or indirectly, in whole or in part, in any Intellectual Property owned, licensed to or used by the Company. To the Knowledge of the Company and Sellers, no Employee, consultant or independent contractor of the Company is, as a result of or in the course of such Employee’s, consultant’s or independent contractor’s engagement by the Company, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

(o) The Company is in compliance with any posted privacy policies and any laws or regulations relating to personally identifiable information.

4.14 Material Contracts.

(a) Schedule 4.14(a) sets forth all of the following currently effective and enforceable Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i) Contracts with any Seller or any current officer or director of the Company (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);

(ii) Contracts with any labor union or association representing any employee of the Company;

(iii) Contracts for the sale of any of the assets of the Company other than in the Ordinary Course of Business, for consideration in excess of RMB 1,000,000.00;

(iv) Contracts relating to any acquisition to be made by the Company of any operating business or the capital stock of any other Person, in each case for consideration in excess of RMB 1,000,000.00;

(v) Contracts relating to the incurrence of Indebtedness, or the making of any loans, in each case involving amounts in excess of RMB1,000,000.00;

(vi) Contracts which involve the expenditure of more than RMB 1,000,000.00 in the aggregate or require performance by any party more than one year from the date hereof that, in either case, are not terminable by the Company without penalty on notice of 180 days’ or less.

(b) Except as set forth on Schedule 4.14(b), the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any Material Contract.

4.15 Employee Benefits Plans.

(a) Schedule 4.15(a) sets forth a correct and complete list of all “Employee Benefit Plans” and all other employee benefit programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, equity purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former Employees (collectively, with statutory social insurance applicable to the Company, the “Company Welfare Plans”).

(b) Correct and complete copies of the following documents (if any), with respect to each of the Company Welfare Plans, have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent actuarial report; (iii) summary plan descriptions; (iv) written communications to Employees relating to the Company Welfare Plans; and (v) written descriptions of all non-written agreements relating to the Company Welfare Plans.

(c) The Company Welfare Plans have been maintained in all material respects in accordance with their terms and with all provisions of applicable Law. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Welfare Plans.

(d) All contributions and premiums (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Welfare Plans or by applicable Law (including any funds or trusts established thereunder or in connection therewith) have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Base Date Balance Sheet.

(e) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Welfare Plans, the assets of any of the trusts under the Company Welfare Plans or the sponsor or administrator of any of the Company Welfare Plans, or against any fiduciary of the Company Welfare Plans with respect to the operation of any of the Company Welfare Plans (other than routine benefit claims), nor does the Company or Sellers have any knowledge of facts that could form the basis for any such claim or lawsuit.

(f) None of the Company Welfare Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except at the expense of the participant or the participant’s beneficiary.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Welfare Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Welfare Plan.

(h) The Company has not any contract, plan or commitment, whether legally binding or not, to create any additional Company Welfare Plan or to modify any existing Company Welfare Plan.

(i) No equity interest, share capital or other security issued by the Company forms or has formed a material part of the assets of any Company Welfare Plan.

(j) There exists no other Employees except as set forth on the attached Schedule 4.15(j), which schedule shall also list such Employees’ duty, type of job, and total amount of salary and compensation for calendar years 2004, 2005 and 2006. Schedule 4.15(j) shall have listed the Employees by dividing them into two categories: (i) Management Employees; (ii) Non-management Employees.

4.16 Labor.

(a) Except as set forth on Schedule 4.16(a), the Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to Employees or any of its Subsidiaries. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 4.16(a), together with all amendments, modifications or supplements thereto.

(b) Except as set forth on Schedule 4.16(b), no Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company or Sellers, threatened to be brought or filed, with any labor relations tribunal. There is no organizing activity involving the Company pending or, to the Knowledge of the Company or Sellers, threatened by any labor organization or group of Employees.

(c) There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company or Sellers, threatened by or on behalf of any Employee or group of Employees.

(d) There are no complaints, charges or claims against the Company pending or, to Knowledge of the Company and Sellers, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. The Company is in compliance with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, pension, unemployment, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, social security funds, housing funds and the collection and payment of withholding or social security taxes and any similar tax, to the extent applicable.

(e) All the employment agreements entered into between the Employees or independent contractors and the Company are in full compliance with all applicable Law.

4.17 Litigation. Except as set forth in Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Company or Sellers, threatened against the Company (or pending or, to the Knowledge of the Company and Sellers, threatened against any of the officers, directors or Employees of the Company with respect to their business activities on behalf of the Company), or to which the Company is otherwise a party before any Governmental Body; nor to the Knowledge of the Company or Sellers is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.17, the Company is not subject to any Order, and the Company is not in breach or violation of any Order. Except as set forth on Schedule 4.17, the Company is not engaged in any Legal Proceedings to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company or Sellers, threatened against the Company or to which the Company is otherwise a party relating to this Agreement, any Company Document or the transactions contemplated hereby or thereby.

4.18 Compliance with Laws; Permits.

(a) The Company is in compliance in all material respects with all applicable Law applicable to its business, operations or assets. The Company has not received any notice of or been charged with the violation of any applicable Law. Except as disclosed under Section 4.18(a) hereof, the Company is not under investigation by any Governmental Body with respect to the violation of any applicable Law and there are no facts or circumstances which could form the basis for any such violation. All marketing, advertising and promotional claims with respect to the Company have been made in full compliance with all applicable Law.

(b) Schedule 4.18(b) contains a list of all Permits that are required for the operation of the business of the Company as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial, and identifies those Company Permits that have not yet undergone an annual or biennial inspection due in the current year. The Company currently has all Permits that are required for the operation of its business as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. The Company is not in default or violation, and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Company or Sellers, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company or Sellers, threatened, relating to the suspension, revocation or modification of any Company Permit.

4.19 Environmental Matters.

(a) The operations of the Company are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of the Company or Sellers, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company or Sellers, no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

(b) The Company is not the subject of any currently effective written Order by any PRC Governmental Body or Contract with any PRC Governmental Body or Person with respect to (i) Environmental Laws, (ii) remedial action or (iii) any Release or threatened Release of a hazardous material;

(c) No claim has been made or is pending, or to the Knowledge of the Company or Sellers, threatened against the Company alleging that the Company may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

(d) To the Knowledge of the Company or Sellers, no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to which the Company arranged for the disposal or treatment of hazardous materials that could reasonably be expected to result in the Company incurring unbudgeted Environmental Costs and Liabilities;

(e) There are no investigations of the business, operations, or currently or, to the Knowledge of the Company or Sellers, previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company or Sellers, threatened which could lead to the imposition of any environmental costs and Liabilities or Liens under Environmental Law;

(f) The transactions contemplated under this Agreement do not require the consent of or filings with any PRC Governmental Body with jurisdiction over the Company with respect to environmental matters;

(g) Except as set forth on Schedule 4.19(g), there is not located at any of the properties currently or (while owned, operated or leased by the Company) previously owned, operated or leased by the Company any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and

(h) The Company has provided to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations (if any) that have been performed with respect to the currently or previously owned, leased or operated properties of the Company.

4.20 Insurance. The Company has insurance policies in full force and effect for such amounts satisfying all requirements of applicable Law, all agreements to which the Company is a party or by which it is bound and customary practice in the industry. Set forth in Schedule 4.20 is a list of all insurance policies held by or applicable to the Company setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. Except as set forth on Schedule 4.20, no event relating to the Company has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company or Sellers, no threat has been made to cancel any insurance policy of the Company during such period. Except as noted on Schedule 4.20, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company under any such insurance policies.

4.21 Inventories.

(a) The inventories of the Company are in good and marketable condition, and are usable and of a quantity and quality saleable in the Ordinary Course of Business. The inventories of the Company constitute sufficient quantities for the normal operation of business in accordance with past practice.

(b) Adequate reserves have been reflected in the balance sheet for obsolete, excess, damaged, slow-moving, or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.

4.22 Accounts and Notes Receivable and Payable.

(a) All accounts and notes receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice, are properly recorded and are payable on ordinary trade terms. All accounts and notes receivable of the Company reflected on the Base Date Balance Sheet and incurred after the Reference Date are true and good. None of the accounts or the notes receivable of the Company (i) is subject to any setoffs or counterclaims or (ii) represents obligations for goods sold on consignment, on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Company reflected in the Base Date Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

4.23 Related Party Transactions. Except as disclosed in Schedule 4.23, no Employee, officer, director, equity holder, partner or member of the Company, any of his or her Associates or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) to the Knowledge of the Company and Sellers, is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company, (iv) to the Knowledge of the Company and Sellers, has any claim or cause of action against the Company or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

4.24 Vendors, Customers and Suppliers.

(a) Schedule 4.24(a) sets forth a list of the ten (10) largest vendors/customers and the ten (10) largest suppliers of the Company, as measured by the RMB amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, showing the approximate total sales by the Company to each such vendor/customer and the approximate total purchases by the Company from each such supplier, during such period.

(b) Since 2006, no vendor/customer or supplier listed on Schedule 4.24(a) has terminated its relationship with the Company (or course of dealing upon which the Company have relied) and, to the Knowledge of the Company and Sellers, no customer or supplier listed on Schedule 4.24(a) has notified the Company that it intends to terminate its business with the Company (or the course of dealing upon which the Company has relied).

4.25 Product Quality; Product Warranty; Product Liability.

(a) The Company has not any liability for replacement of any products or other damages in connection therewith or any other customer or product obligations not reserved against on the Base Date Balance Sheet.

(b) The Company has not committed any act or failed to commit any act, that would result in, and there has been no product recall or other occurrence that would give rise to or form the basis of, any product liability or liability for breach of warranty (whether covered by insurance or not) on the part of the Company with respect to products delivered or sold by or on behalf of the Company.

4.26 Banks; Power of Attorney. Schedule 4.26 contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.26, no person holds a power of attorney to act on behalf of the Company.

4.27 Certain Payments. Neither the Company nor, to the Knowledge of the Company or Sellers, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company, (ii) to pay for favorable treatment for business secured by the Company, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, or (iv) in violation of any applicable Law, or (b) established or maintained any fund or asset with respect to the Company that has not be recorded in the books and records of the Company.

4.28 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Sellers or the Company in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof for which Purchaser could be liable.

4.29 Full Disclosure. No representation or warranty of Sellers or the Company contained in this Agreement or any of the Company Documents and no written statement made by or on behalf of the Company or Sellers to Purchaser or any of its Affiliates pursuant to this Agreement, any of the Company Documents or Seller Documents contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no facts which the Company or Sellers have not disclosed to Purchaser in writing which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes to Sellers the representations and warranties as follows:

5.1 Organization and Good Standing. Purchaser is a company duly established, validly existing and in good standing under the RPC laws and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

5.2 Authorization of Agreement. Purchaser has full requisite power, authority and legal capability to execute and deliver this Agreement, and each other agreement, document, instrument or certificate to be delivered by Purchaser as contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. Purchaser has taken all requisite actions to duly authorize and approve the execution, delivery and performance by Purchaser of this Agreement, and each Purchaser Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Purchaser Documents have been duly and validly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Company and Sellers, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with their respective terms.

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the articles of association or comparable organizational documents of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser is bound; (iii) any Order of any PRC or foreign Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser is bound; or (iv) any applicable Law, except in each case where such organizational documents, Contracts, Permits, Orders or applicable Law are adopted or otherwise take effect after the Closing or where such violation or default arises from actions or omissions by any Person other than Purchaser.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for consents set forth in Schedule 5.3(b).

5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

COVENANTS

6.1 Access to Information; Confidentiality. The Company and Sellers shall (i) afford to Purchaser and its representatives full access, during normal business hours and upon reasonable notice, to all of the Company’s properties and facilities (including all real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company or its independent public accountants, internal audit reports, and “Management Letters” from such accountants with respect to the Company’s systems of internal control, if any), Contracts and records of the Company and, (ii) during such period between the execution hereof and the Closing, to promptly furnish to Purchaser and its representatives such information concerning the businesses (including information relating to supplier, vendor, customer, product pricing, advertising/media planning), properties and personnel of the Company as Purchaser and its representatives shall reasonably request. From the date hereof, the Company shall generally keep Purchaser and its representatives informed as to all material matters involving the operations and businesses of the Company. The Company shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to supply to Purchaser’s and its representatives such information as shall have been reasonably requested. No information provided to or obtained by Purchaser and its representatives pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the Parties hereto. Each Party shall keep confidential the terms and conditions of this Agreement and other confidential commercial information disclosed by another Party hereto (collectively, the “Confidential Information”).

6.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (I) as required by applicable Law, (II) as otherwise contemplated by this Agreement or (III) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall:

(i) conduct the businesses of the Company only in the Ordinary Course of Business;

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company, and (B) preserve the present relationships with customers and suppliers of the Company;

(iii) maintain (A) all of the assets and properties of, or used by, the Company in its current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company;

(v) comply with the capital expenditure plan of the Company for 2007, including making such capital expenditures in the amounts and at the times set forth in such plan; and

(vi) comply in all material respects with all applicable Laws.

(b) Except (I) as required by applicable Law, (II) as otherwise contemplated by this Agreement or (III) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;

(ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;

(iii) effect any recapitalization, reclassification or like change in the capitalization of the Company;

(iv) amend the certificate of incorporation or by-laws or comparable organizational documents of the Company;

(v) other than in the Ordinary Course of Business or as required by Law or Contract, (A) materially increase the annual level of compensation of any director or executive officer of the Company, (B) materially increase the annual level of compensation payable or to become payable by the Company to any of its directors or executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director or executive officer, (D) materially increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director or executive officer of the Company, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Employee Benefit Plans;

(vi) subject to any Lien, any of the properties or assets (whether tangible or intangible) of the Company, except for Permitted Exceptions;

(vii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company (except pursuant to an existing Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(viii) other than in the Ordinary Course of Business, cancel or compromise any material debt or claim or waive or release any material right of the Company;

(ix) enter into any commitment for capital expenditures of the Company in excess of RMB 500,000.00 for any individual commitment and RMB 2,000,000.00 for all commitments in the aggregate;

(x) enter into, modify or terminate any labor or collective bargaining agreement of the Company;

(xi) permit the Company to enter into or agree to enter into any merger or consolidation with any Person;

(xii) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by applicable law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return; or

(xiii) agree to do anything prohibited by this Section 6.2(b).

6.3 Third Party Consents. Sellers and the Company shall use their best efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all third parties that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including to the consents, waivers, approvals and notices referred to in Section 3.2 and Section 4.3 (except for such matters covered by Section 6.4). Executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof.

6.4 PRC Governmental Consents and Approvals. Unless otherwise provided herein, each of Sellers and the Company shall each use its best efforts to obtain (and Purchaser shall provide reasonable cooperation upon request) at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or are required in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Section 3.2 and Section 4.3. Sellers and the Company shall each use its best efforts to furnish to Purchaser all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Sellers and the Company shall each promptly inform Purchaser of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit Purchaser to review in advance any proposed communication by Sellers or the Company to any Governmental Body. Sellers or the Company shall not independently participate in any meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving Purchaser prior notice of the meeting and the opportunity to attend or participate (except that giving such opportunity is prohibited by such Governmental Body). Subject to applicable Law, the Parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 6.4, including in connection with any analyses, appearances, presentations, memorandums, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto relating to proceedings under any antitrust Law.

6.5 Further Assurances. Subject to, and not in limitation of, Section 6.4, each of Sellers and the Company shall use its best efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.6 Preservation of Records. Subject to any retention requirements relating to the preservation of Tax and/or accounting records, Sellers shall, and agree to cause the Company to, preserve and keep the records held by them relating to the business of the Company and shall make such records and personnel available to Purchaser as may be reasonably required by a party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of Sellers, the Company, or Purchaser or any of their Affiliates or in order to enable Purchaser to comply with its obligations under this Agreement and document or instrument contemplated hereby.

6.7 Use of Name. Sellers hereby agree that upon the Closing, Purchaser and the Company shall have the sole right to the use of the name “Ausnutria”, “澳优”or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company, including any name or mark confusingly similar thereto and the trademarks and service marks (collectively, the “Company Marks”). Sellers shall not, and shall not permit any Person acting on their behalf to, use such name or any variation or simulation thereof or any of the Company Marks.

6.8 Environmental Matters.

(a) Sellers and the Company shall permit Purchaser and its environmental consultant, to conduct such investigations of the environmental conditions of any real property operated or leased by the Company and the operations conducted thereat (“Purchaser’s Environmental Assessment”). Purchaser’s Environmental Assessment shall be conducted by a qualified environmental consulting firm selected by Purchaser, in compliance with applicable Law and in a manner that minimizes the disruption of the operations of the Company.

(b) Sellers and the Company shall promptly file all materials required by Environmental Laws as a result of or in furtherance of the transactions contemplated hereunder and to promptly respond to all requests made by any Government Body required or necessary for the transfer or re-issuance of Environmental Permits required to conduct the Company’s business. Purchaser shall cooperate in all reasonable respects with the Company with respect to such filings.

6.9 Related-Party Transactions. On or prior to the Closing Date, the Company shall (a) not to enter into any Contracts or transactions with Sellers or any Person acting on their behalf, other than those existing Contracts or transactions set forth on Schedule 6.9(a), and (b) collect all the receivables from and pay all the payables to the Affiliates of the Company or the Related Persons as set forth in Schedule 6.9(b), (each a “Related Party Transaction”)

6.10 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than ten (10) days after the end of each calendar month during the period from the date hereof to the Closing Date, Seller shall cause the Company to provide Purchaser with the unaudited monthly financial statements of the Company for such preceding month.

6.11 Fees and Expenses. At or prior to the Closing, Sellers and the Company shall pay and discharge the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. For the purposes of this Agreement, “Company Transaction Expenses” shall mean, except as otherwise expressly set forth in Section 10.1 or other sections under this Agreement, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company in connection with the process of selling Equity Interests or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company; (b) any fees or expenses associated with release and termination of any Liens; (c) all brokers’ or finders’ fees; (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (e) all bonuses or payments to current or former directors, officers, Employees and consultants of the Company paid as a result of or in connection with the transactions contemplated hereby.

6.12 Notification of Certain Matters. Sellers or the Company (as applicable) shall give notice to Purchaser, as promptly as reasonably practicable upon becoming aware of (a) any event that has caused or is reasonably likely to cause any of the representation or warranty in this Agreement made by Sellers to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on their part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (c) the institution of or the threat of institution of any Legal Proceeding against any of Sellers, the Company, or Purchaser related to this Agreement or the transactions contemplated hereby or thereby; provided that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties hereto.

6.13 Resignation of Directors. Sellers shall cause each of the directors of the Company set forth on Schedule 6.13 to submit a letter of resignation effective on or before the Closing Date.

6.14 Non-Competition and Non-Solicitation

(a) For a period of three (3) years from and after the Closing Date, the Management Stockholder shall not directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in dairy production, sales, marketing or distribution or that otherwise competes with the Company (a “Restricted Business”).

(b) For a period of three (3) years from and after the Closing Date, the Management Shareholder shall not, and shall cause its directors, officers, employees and Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company (including any existing or former customer of the Company and any Person that becomes a client or customer of the Company after the Closing) or any other Person who has a material business relationship with the Company, to terminate or modify any such actual or prospective relationship.

(c) The covenants and undertakings contained in this Section 6.14 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.14 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.14 will be inadequate. Therefore, Purchaser will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.14 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 6.14 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

6.15 Escrow Account. Sellers and the Company shall cooperate with Purchaser to release the Escrow Amount to an account designated by Purchaser, as Purchaser may determine at its discretion.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable law):

(a) the representations and warranties of the other Parties set forth hereunder in Articles III and IV shall be true and correct as of the date hereof and;

(b) the other Parties and each of its affiliates shall have performed and complied with all obligations and agreements required hereunder to be performed or complied with by them on or prior to the Closing Date;

(c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d) no legal proceedings shall have been instituted or threatened or claim or demand made against any Party or any Affiliate of such Party, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby;

(e) each of the other Parties shall have obtained or made any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by such other Party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby;

(f) the board of directors of the Company have unanimously passed a valid resolution for approval of the transfer of Equity Interest from Sellers to the Purchaser and the restated articles of association of the Company;

(g) All trademarks related to the name of the Company and the names of the products of the Company shall be officially registered as owned by the Company;

(h) this Agreement shall have all been approved by the competent approval and registration authorities and Company is granted with a new certificate of approval and a new business license from the relevant authority, stating that Purchaser holds 75% of registered capital of Company;

(i) The Occupied Property set forth in Schedule 4.11(a) shall have been transferred to the Company; and

(j) Prior to the Closing, the Domestic Shareholder shall have assigned to the Company free of any and all Liens all of the land use rights with respect to the Ausnutria Land and all of the ownership rights with respect to all buildings and other real property located on the Ausnutria Land. “Ausnutria Land” means the plot of land with an area of approximately 66,523.305 square meters located to the south of Wangwang Road (旺旺爑) and to the east of Dianchang Avenue (电厂大澭) and is within the High-Tech Food Industrial Park of Hunan Province (湖南省攨科技朡品工业基地), the land use right of which was granted to the Domestic Shareholder under a Land Use Contrac dated July 21, 2000 between Domestic Shareholder and the People's Government of Wangcheng County.

7.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the conditions precedent (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser hereunder in Article V shall be true and correct as of the date hereof and;

(b) the other Parties have, performed and complied with all obligations and agreements required hereunder to be performed or complied with by them on or prior to the Closing Date; and

(c) no legal proceedings shall have been instituted or threatened or claim or demand made against any Party or any of her/his/its Affiliates, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any Seller Document, Company Document or Purchaser Document shall survive the Closing indefinitely.

8.2 Indemnification.

a) Subject to Sections 8.4 and 8.5 hereof, Sellers hereby agree to, jointly and severally, indemnify and hold Purchaser, the Company and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, in accordance with actual Loss incurred, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), if such Losses are:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by any Seller in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of any Seller or (prior to the Closing) the Company under this Agreement;

(iii) based upon, attributable to or resulting from any third party claims out of Ordinary Course of Business, including claims for product liabilities, resulted from any business activities before the Closing but arising after the Closing;

(iv) based upon, attributable to or resulting from (A) any employment-related Liability with respect to the employment between the Company and its Employees or arising from the termination of such employment on or prior to the Closing Date (B) any liability relating to, arising under any Company Welfare Plan or otherwise for any period prior to the Closing Date and (C) any liability relating to or arising under compliance with any applicable Law relating to government-mandated contributions, premiums and benefits for any period prior to the Closing Date;

(v) based upon, attributable to or resulting from any claims or legal proceedings from a third party with respect to Company Marks, Software, Technology or other Intellectual Property for any usage by the Company prior to the Closing Date;

(vi) based upon, attributable to or resulting from any legal liability under the Environmental Laws arising as a result of the situation already existing on or prior to the Closing Date or the Company’s act or omission in connection therewith;

(vii) based upon, attributable to or resulting from the claw-back of the income tax and other levies with respect to which the Company had been entitled to an exemption or reduction prior to Closing Date as a result of completion of the transaction contemplated under this Agreement,

(viii) based upon, attributable to or resulting from any events or actions taken by or omissions of Sellers or (prior to the Closing Date) the Company;

(ix) based upon, attributable to or resulting from the matters as disclosed by Sellers in Schedule 4.13(j) (IP matters) which could possibly cause disputes; or

(x) based upon, attributable to or resulting from the matters described in Section 8.2a) or related thereto for whatever causes.

(b) Purchaser hereby agrees to indemnify and hold Sellers harmless from and against any and all Losses, if such Losses are:

(xi) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date; or

(xii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement.

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, Seller Document or Purchaser Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

8.3 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the Party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying Party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying Party.

(i) Subject to the provisions of this Section 8.3, after indemnified party has informed indemnifying Party of any Third Party Claim and if the Third Party Claim has been filed against the Company, Purchaser shall consult with Sellers to select counsel representing the Company to defend against, negotiate, settle or otherwise deal with such Third Party Claim which relates to any Losses indemnified against hereunder. If a Purchaser is the indemnified party and elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, Sellers shall reimburse such Purchaser Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If Purchaser is the indemnifying Party, Sellers may participate, at his own expense, in the defense of such Third Party Claim.

(ii) The Parties hereto agree to provide reasonable access to each other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying Party nor the indemnified party shall, without the written consent of the other Party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such Party provide to such other Party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying Party makes any payment on any Third Party Claim, the indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to any Third Party Claim hereunder, the indemnified party shall forward to the indemnifying Party notice of any remaining sums due and owing by the indemnifying Party pursuant to this Agreement with respect to such matter and the indemnifying Party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 8.3 by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

8.4 Tax Matters.

(a) Tax Indemnification. Sellers hereby agree to be liable for and to indemnify and hold Purchaser harmless from and against, and pay to Purchaser the amount of any and all Losses in respect of (i) all Taxes of the Company (or any predecessor thereof) for any taxable period ending on or before the Closing Date, and (ii) the failure of any of the representations and warranties contained in Section 4.10 to be true and correct in all respects (determined without regard to any qualification related to materiality contained therein) or the failure to perform any covenant contained in this Agreement with respect to Taxes.

(b) Filing of Tax Returns; Payment of Taxes.

(xiii) On or prior to the Closing Date, Sellers and the Company shall timely file all Tax Returns required to be filed by them on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with their prior practice, except for the necessary adjustments as required under GAAP or applicable Law. Sellers and the Company shall provide Purchaser with copies of such completed Tax Returns promptly prior to the due date for filing thereof.

(xiv) Following the Closing, Purchaser shall cause to be timely filed all Tax Returns required to be filed by the Company and, without prejudice to the rights to payment from Sellers under Section 8.4(b)(xv), pay or cause to be paid all Taxes shown due thereon.

(xv) Not later than ten (10) days prior to the due date for the payment of Taxes on any Tax Returns which Purchaser has the responsibility to cause to be filed pursuant to Section 8.4(b)(xiv), Sellers shall pay to Purchaser the amount of Taxes owed by Sellers to the Purchaser pursuant to the provisions of Section 8.4(a). No payment pursuant to this Section 8.4(b)(xv) shall excuse Sellers from its indemnification obligations pursuant to Section 8.4(a) if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount of Sellers’ payment under this Section 8.4(b)(xv).

(c) Tax Audits.

(i) If notice of any Legal Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by Purchaser for which Sellers may reasonably be expected to be liable pursuant to Section 8.4(a), Purchaser shall promptly notify Sellers in writing of such Tax Claim; provided, however, that the failure of Purchaser to give Sellers notice as provided herein shall not relieve Sellers of their obligations under this Section 8.4 except to the extent that Sellers are actually and materially prejudiced thereby.

(ii) Purchaser shall have the right, at the expense of Sellers to the extent such Tax Claim is subject to indemnification by Sellers pursuant to Section 8.4(a) hereof, to represent the interests of the Company in any Tax Claim; provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, Purchaser shall not settle such claim without the consent of Sellers, which consent shall not be unreasonably withheld.

(d) Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm acceptable to Sellers and Purchaser. The fees and expenses of such accounting firm shall be borne equally by Sellers, on the one hand, and Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner that the Party responsible for preparing such Tax Return deems correct.

8.5 Tax Treatment of Indemnity Payments. Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Cash Consideration for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article VIII is determined to be taxable to the Party receiving such payment by any Tax Authority, the paying Party shall also indemnify the Party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing under any of the following circumstances and conditions:

(a) automatically if the Closing has not been accomplished within eighteen (18) months of the date hereof, provided that this Agreement shall continue to be effective if the Parties otherwise agree to extend the term of this Agreement;

(b) by written consent of each Party;

(c) by written notice from Purchaser to the other Parties that there has been an event, change, occurrence or circumstance, individually or in the aggregate that has had or could reasonably be expected to have a Material Adverse Effect with respect to the Company or the Sellers;

(d) by any Party if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; or

(e) by Purchaser or Sellers if the other Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement in any material aspect, or if any representation or warranty of such other Parties shall have become untrue in any material aspect, and such breach is incapable of being cured within thirty (30) days following receipt of a notice sent by the non-breaching Party.

9.2 Procedure Upon Termination. In the event of termination, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate upon arrival of such notice to the other Party or Parties, and the purchase of the Equity Interests hereunder shall be abandoned, without further action by Purchaser, the Company or Sellers.

9.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination (other than any indemnification liability arising from Article VIII hereof); provided, however, that the obligations of the Parties set forth in this Section 9.3 and Article X hereof shall survive any such termination and shall be enforceable hereunder.

(b) In the event that this Agreement is validly terminated as provided herein, but the Amended Business License and the restated articles of association have been issued by SAIC, the Parties agree to jointly apply to SAIC in writing for the cancellation of the Amended Business License and the restated articles of association; if Purchaser has made any prepayment of any portion of the Cash Consideration in order to obtain the Amended Business License and the restated articles of association or the Amended Certificate of Approval, such prepayment shall be returned to Purchaser within five (5) Business Days after the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, Sellers and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

10.2 Specific Performance. Without prejudicing other rights and remedies which a Party may have under this Agreement, Sellers acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and the remedies of injunction, specific performance and other non monetary remedies as permitted by applicable Law are appropriate for any threatened or actual breach of any provision of this Agreement (in addition to other remedies to which Purchaser may be entitled under the laws of the PRC) and no proof of special damages shall be necessary for the enforcement of the rights under this Section 10.2.

10.3 Dispute Resolution.

(a) Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to CIETAC in accordance with the Arbitration Administration Procedures of CIETAC and the Arbitration Rules of International Chambers in force on the date when the notice of arbitration is submitted. The arbitration panel shall consist of three (3) arbitrators. Purchaser and Sellers shall each select one arbitrator, and a third arbitrator shall be jointly selected by Purchaser and Sellers through mutual agreement. If no agreement is reached, the third arbitrator shall be appointed by CIETAC. Each arbitrator shall be impartial and independent of the Parties and shall have more than ten (10) years’ legal practice experience. . The place of the arbitration shall be in Beijing. The arbitral proceedings shall be conducted in Chinese.

(b) The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitral award (including witness expenses, attorneys’ fees and the cost of the translator appointed in accordance with Section 10.3(a) above) shall be borne by the losing party, unless otherwise determined by the arbitral award.

(c) When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to fulfill their respective obligations (and shall be entitled to exercise their rights) under this Agreement.

(d) Each Party also consents generally in respect of any proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

(e) Any decision or award of the arbitration panel shall be enforceable by any court having jurisdiction over the Party against which the decision or award has been rendered, or wherever assets of the Party against which the decision or award has been rendered can be located. If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party shall pay all reasonable costs and expenses, including attorney’s fees, which shall be incurred by the Party seeking to enforce the award.

10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represent the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof (including the documents executed by the Parties for implementation of the transaction hereunder and not in conflict with this Agreement) and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

10.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by any of the following reputable international overnight courier: EMS, DHL or FEDEX (with written confirmation of receipt) or three (3) Business Days after such dispatch in the case of international deliveries, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Sellers, to:

HUNAN MULIN MODERN FOOD COMPANY, LTD.

Hi-tech Food Industry Park, Gaotang Hill,

Hunan, China

CHEN YUANRONG

19F, Xindaxin Building #168 Huangxing Middle Road, Changsha

Hunan, China

If to the Company, to:

AUSNUTRIA DAIRY (HUNAN) COMPANY LTD

2 Hexi Wangwang East Rd, Changsha

Hunan Province, China

If to Purchaser, to:

HEILONGJIANG MOVEUP FOOD CO., LTD.

1 Qingxiang Street, Kedong Town, Kedong County, Qiqihaer City

Heilongjiang Province, China

With a copy to:

Broad & Bright Law Firm
Suite 701, CBD International Plaza
No. 16 Yong’andongli, Jianguomen Avenue
Chaoyang District, Beijing, 100022, China
Facsimile: +86 10 8518-1919
Attention: Mr. Wang Dong

10.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided in this Agreement, this Agreement shall not create or deemed to create any third party benefit for any individual or entity who is not a Party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void.

10.9 Counterparts. This Agreement is written and executed in Chinese and English and both versions shall have equal force and effect. In the event that there is any discrepancy between the Chinese and English versions, the Chinese version shall prevail. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.10 Effect. This Agreement shall become effective and binding upon each Party, its successors and permitted assigns.

10.11 Third Party Beneficiary. Except to the extent expressly stated otherwise herein, nothing in this Agreement is intended to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any rights, benefits, or obligations hereunder.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER: HEILONGJIANG MOVEUP FOOD CO., LTD.

By:	/s/ Liu Shenghui
Name:	Liu Shenghui
Title:	Chairman, Legal Representative

SELLER: HUNAN MULIN MODERN FOOD COMPANY, LTD.

By:	/s/ Wu Xingxing
Name:	Wu Xingxing
Title:	Chairman, Legal Representative

CHEN YUANRONG

By:	/s/ Chen Yuanrong
Name:	Chen Yuanrong

COMPANY: AUSNUTRIA DAIRY (HUNAN) COMPANY LTD

By:	/s/ Weibin Yan
Name:	Weibin Yan
Title:	Chairman, Legal Representative

SCHEDULE 1

EQUITY INTERESTS

Sellers	Percentage	Certificates
Hunan Mulin Modern Food Company, Ltd.	43%
Chen Yuanrong	32%

EXHIBIT A

Payment Acknowledgement (Form)

Pursuant to the Equity Transfer Agreement dated as of [·](the “Agreement”), by and among HEILONGJIANG MOVEUP FOOD CO., LTD. (“Purchaser”), AUSNUTRIA DAIRY (HUNAN) COMPANY LTD. (the “Company”), HUNAN MULIN MODERN FOOD COMPANY, LTD (THE “Domestic Shareholder”) and Mr. CHEN YUANRONG (the “Management Shareholder”), (with capitalized terms defined in the Agreement having the same meaning when used herein), [Domestic Shareholder] hereby acknowledge that:

(a)
it has received an amount equal to RMB206,500,000 in accordance with Section 2.2 of the Agreement, which represents the payment in full by Purchaser for the purchase of forty three percent (43%) of the Equity Interests of the Company; and

(b)	there is not any payment outstanding by Purchaser under the Agreement.

HUNAN MULIN MODERN FOOD COMPANY, LTD

By:
Name:	Wu Xingxing
Title:	Chairman, Legal Representative

EXHIBIT B

Closing Certificate (Form)

AUSNUTRIA DAIRY (HUNAN) COMPANY LTD.
HUNAN MULIN MODERN FOOD COMPANY, LTD.
AND
CHEN YUANRONG

CLOSING CERTIFICATE
[DATE]

Reference is hereby made to the Equity Purchase Agreement, dated as of [·] (the “Equity Purchase Agreement”), by and among (1) HEILONGJIANG MOVEUP FOOD CO., LTD. (“Purchaser”), a company duly organized and existing under the PRC laws, (2) AUSNUTRIA DAIRY (HUNAN) COMPANY LTD., a Sino-foreign equity joint venture duly organized under the PRC laws (“Company”), and (3) HUNAN MULIN MODERN FOOD COMPANY, LTD, a limited liability company organized and existing under the PRC laws (the “Domestic Shareholder”) and MR. CHEN YUANROGN (the “Management Shareholder”), a PRC citizen with PRC identification card number 432627195909267514 and address at 19F, Xindaxin Building #168 Huangxing Middle Road, Changsha, Hunan, China.

Each of Domestic Shareholder and Management Shareholder is referred to herein individually as an “Seller”, and collectively as the “Sellers”. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Equity Purchase Agreement.

The undersigned authorized officers of Sellers and the Company hereby certify to Purchaser as follows:

1.
The representations and warranties of Sellers set forth in the Equity Purchase Agreement are true and correct in all material respects as of the date of the Equity Purchase Agreement and as of the date hereof, as though made as of the date hereof.

2.
Sellers have each performed and complied with all agreements, obligations and conditions required in the Equity Purchaser Agreement which each is required to perform or comply with on or before the Closing.

3.
Since the date of the Equity Purchase Agreement, there has not been any event, change, occurrences or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect.

4.
No actions have been instituted or threatened or claim or demand made against either of the Sellers or the Company seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated under the Equity Purchase Agreement, and there is not in effect any Order of any Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated under the Equity Purchase Agreement.

This certificate is issued by Sellers and the Company in accordance with Section 2.5 of the Equity Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Certificate as of the date first above written.

AUSNUTRIA DAIRY (HUNAN) COMPANY LTD.

By:
Name:	Leng Youbin
Title:	Chairman, Legal Representative

HUNAN MULIN MODERN FOOD COMPANY, LTD

By:
Name:	Wu Xingxing
Title:	Chairman, Legal Representative

CHEN YUANRONG

By:
Name:	Chen Yuanrong

EXHIBIT C

List of Deliverables to the Purchaser on the Closing Date

1.	The Equity Purchase Agreement executed and delivered by all Parties thereto;

2.	The Amended Certificate of Approval of the Company, evidencing that Purchaser owns 75% of the equity in the Company;

3.	The Amended Business License of the Company, evidencing that Purchaser owns 75% of the equity in the Company;

4.	Unanimous Board resolutions of the Company, approving the transactions contemplated under the Equity Purchase Agreement;

5.	Unanimous Board resolutions of the Company, approving the restated articles of association;

6.	The restated article of association;

7.	The restated joint venture contract;

8.	Payment Acknowledgment to be executed and delivered by each of Domestic Shareholder and Management Shareholder;

9.	Closing Certificate to be executed and delivered by each of Domestic Shareholder and Management Shareholder;

10.	Land use right certificate issued by the appropriate Government Body to the Company with respect to the Ausnutria Land free of any and all Liens with a term expiring no earlier than July 31, 2051; and

11.
Building ownership certificate issued by the appropriate Government Body to the Company with respect to each of the buildings and other real property located on the Ausnutria Land free of any and all Liens